UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14C

INFORMATION STATEMENT PURSUANT TO SECTION 14(c)

OF THE SECURITIES EXCHANGE ACT OF 1934

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☒	Preliminary Information Statement
☐	Confidential, for Use of the Commission only (as permitted by Rule 14c-5(d) (2))
☐	Definitive Information Statement

ALPINE 4 TECHNOLOGIES LTD.
(Name of Registrant As Specified In Its Charter)

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ALPINE 4 TECHNOLOGIES LTD.

2525 E ARIZONA BILTMORE CIRCLE, SUITE 237

PHOENIX, AZ 85016

Telephone: 480-702-2431

NOTICE OF ACTION BY WRITTEN CONSENT OF THE MAJORITY OF

THE VOTING POWER OF THE COMPANY

Dear Alpine 4 Stockholders:

This information statement (“Information Statement”) is being furnished to holders of record of the Class A, Class B, and Class C Common Stock, each Class with a par value $0.0001 per share (collectively, the “Common Stock”), at the close of business on December 10, 2020 (the “Record Date”), of Alpine 4 Technologies Ltd., a Delaware corporation (the “Company”), with respect to certain corporate actions of the Company.  This Information Statement is first being mailed or furnished to the stockholders of the Company on or about January ___, 2021.

The purpose of this Information Statement is to notify stockholders of the Company that, on December 11, 2020, the Company received a written consent in lieu of a meeting of stockholders from the holders of

-4,367,061 shares of Class A Common Stock (representing 3.50% of the issued and outstanding shares of Class A Common Stock);

-7,559,089 shares of Class B Common Stock (representing 83.77% of the issued and outstanding shares of Class B Common Stock);

-2,363,107 shares of Class C Common Stock (representing 20.42% of the issued and outstanding shares of Class C Common Stock); and

-5 shares of the Company’s Series B Preferred Stock (representing 100% of the issued and outstanding shares of Series B Preferred Stock), which with the Class A, Class B, and Class C Common Stock voted collectively representing approximately 78.53% of the total voting power of the Company.

The written consent adopted resolutions approving an amendment to the Company’s Certificate of Incorporation to effectuate reverse split of the shares of Class A Common Stock of the Company at a ratio of not less than 1-for-1.5 and not greater than 1-for-3.5, such ratio to be determined by the Company’s Board of Directors (the “Reverse Split”) at any time before filing the amendment with the State of Delaware; to change the name of the Company from Alpine 4 Technologies Ltd. to Alpine 4 Holdings, Inc. (the “Name Change”); and to adopt an Amended and Restated Certificate of Incorporation to reflect and effectuate the Reverse Split and the Name Change (the “Amended Certificate”).

ONLY THE STOCKHOLDERS OF RECORD AT THE CLOSE OF BUSINESS ON THE RECORD DATE ARE ENTITLED TO NOTICE OF THE CORPORATE ACTION.  STOCKHOLDERS WHO HOLD IN EXCESS OF 78.5% OF THE COMPANY’S SHARES OF VOTING CAPITAL STOCK ENTITLED TO VOTE ON THE ACTION HAVE VOTED IN FAVOR OF THE ACTION.  AS A RESULT, THE ACTION HAS BEEN APPROVED WITHOUT THE AFFIRMATIVE VOTE OF ANY OTHER STOCKHOLDERS OF THE COMPANY.  THIS ACTION IS EXPECTED TO BE EFFECTIVE ON A DATE THAT IS AT LEAST 20 DAYS AFTER THE MAILING OF THIS INFORMATION STATEMENT.

The Company’s Board of Directors is not soliciting your proxy.  This Information Statement is being furnished to you solely for the purpose of informing stockholders of the matters described herein in compliance with Regulation 14C of the Securities Exchange Act of 1934, as amended.  The Company has asked brokers and other custodians, nominees and fiduciaries to forward this Information Statement to the beneficial owners of the Common Stock held of record by such persons and will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

No action is required by you. The accompanying information statement is furnished only to inform our stockholders of the actions described above before they take place in accordance with Rule 14c-2 of the Securities Exchange Act of 1934. This information statement is first mailed to you on or about January ___, 2021.

By Order of the Board of Directors,

/s/ Kent B. Wilson

Kent B. Wilson

CEO / President

ALPINE 4 TECHNOLOGIES LTD.

2525 E ARIZONA BILTMORE CIRCLE, SUITE 237

PHOENIX, AZ 85016

Telephone: 480-702-2431

INFORMATION STATEMENT REGARDING ACTION TAKEN BY WRITTEN CONSENT OF THE

MAJORITY STOCKHOLDERS IN LIEU OF A SPECIAL MEETING

WE ARE NOT ASKING YOU FOR A PROXY,

AND YOU ARE REQUESTED NOT TO SEND US A PROXY

GENERAL

This information statement is being furnished to all the common stockholders of Alpine 4 Technologies Ltd. (“we,” “us,” or the “Company”), in connection with the action taken by written consent of the holders of the majority of the voting power of our outstanding voting securities in lieu of a meeting which authorized the approval of an amendment (the “Amended Certificate”) to the Company’s Amended and Restated Certificate of Incorporation, as amended to date (the “Certificate of Incorporation”), to effectuate a reverse split of the shares of Class A Common Stock of the Company at a ratio of not less than 1-for-1.5 and not greater than 1-for-3.5, such ratio to be determined by the Company’s Board of Directors (the “Reverse Split”) at any time before filing the amendment with the State of Delaware (the “Amended Certificate”); to change the name of the Company from Alpine 4 Technologies Ltd. to Alpine 4 Holdings, Inc. (the “Name Change”); and to file the Amended Certificate to reflect the Reverse Split and the Name Change. This information statement is provided to you by the Company.

On November 27, 2020, our board of directors approved the Reverse Split, the Name Change, and the filing of the Amended Certificate, and recommended the Reverse Split, the Name Change, and the Amended Certificate to the shareholders of the Company for approval.  Subsequently, on December 11, 2020, the holders of approximately 78.5% of the total voting power of the Company voted to approve the Reverse Split (including the ratio range stated above), the Name Change, and the Amended Certificate.

The elimination of the need for a meeting of stockholders to approve this action is made possible by Section 228 of the Delaware General Corporation Law which provides that the written consent of the holders of outstanding shares of voting capital stock, having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, may be substituted for such a meeting. In order to eliminate the costs involved in holding a special meeting, our board of directors voted to utilize the written consent of the holders of a majority of our outstanding voting securities.

Pursuant to Section 228 of the Delaware General Corporation Law, we are required to provide prompt notice of the taking of the corporate action without a meeting of stockholders to all stockholders who did not consent in writing to such action. This information statement serves as this notice. This information statement is first being mailed on or about December 28, 2020, to stockholders of record, and is being delivered to inform you of the corporate action described herein before it takes effect, not earlier than 20 days following the filing of the definitive information statement, in accordance with Rule 14c-2 of the Securities Exchange Act of 1934. No dissenter’s rights are afforded to our stockholders under Delaware law as a result of the adoption of the Amended Certificate.

The entire cost of furnishing this information statement will be borne by the Company. As of the Record Date, we had 378 shareholders of record for our Class A Common Stock and 433 holders of record of our Class C Common Stock.  We will provide this information by mail, hand delivery, or email to all of our shareholders.  The cost of the transmittal of this Information Statement to our shareholders is anticipated to be minimal.

REVERSE SPLIT

General

On November 27, 2020, our board of directors approved an amendment (the “Amended Certificate”) to the Company’s Amended and Restated Certificate of Incorporation, as amended to date (the “Certificate of Incorporation”), to effectuate a reverse split of the shares of Class A Common Stock of the Company at a ratio of not less than 1-for-1.5 and not greater than 1-for-3.5, such ratio to be determined by the Company’s Board of Directors (the “Reverse Split”) at any time before filing the amendment with the State of Delaware (the “Amended Certificate”); to change the name of the Company from Alpine 4 Technologies Ltd. to Alpine 4 Holdings, Inc. (the “Name Change”); and to file the Amended Certificate Amendment to reflect the Reverse Split and the Name Change. This information statement is provided to you by the Company.  The Name Change is discussed below under the heading “Name Change.”

Subsequently, on December 11, 2020, the holders of approximately 78.5% of the total voting power of the Company voted to approve the Reverse Split (including the ratio range stated above), the Name Change, and the Amended Certificate.

Effecting the Reverse Split requires that ARTICLE IV of our Articles of Incorporation be amended to include a reference to the Reverse Split. The additional text added to ARTICLE IV is included in the Amended Certificate, which is attached as Appendix A to this Information Statement. The Board anticipates that the Amendment will be effective upon its filing with the Secretary of State of the State of Delaware with such filing to occur, if at all, at the sole discretion of the Board.

One principal effect of the Reverse Split would be to decrease the number of outstanding shares of our Class A Common Stock. Except for de minimis adjustments that may result from the treatment of fractional shares as described below, the Reverse Split will not have any dilutive effect on our stockholders since each stockholder would hold the same percentage of our Class A Common Stock outstanding immediately following the Reverse Split as such stockholder held immediately prior to the Reverse Split. The relative voting and other rights that accompany the shares of Class A Common Stock would not be affected by the Reverse Split. The table below sets forth the number of shares of our Class A Common Stock outstanding before and after the Reverse Split based on 124,914,142 shares of Common Stock outstanding as of the Record Date.

	Prior to the Reverse Split	Assuming a one-for-1.5 Reverse Split	Assuming a one-for-two Reverse Split	Assuming a one-for-3.5 Reverse Split
Aggregate Number of Shares of Common Stock	124,914,142	83,276,095	62,457,071	35,689,755

In the event that the reverse split is effectuated, the Amended Certificate will not change the authorized number or the par value of our Class A Common Stock. The Amendment will have no effect on our other classes of Common Stock, or on our issued or authorized Preferred Stock. The Reverse Split will result in additional authorized but unissued shares of our Class A Common Stock which will become available to be issued by the Board in its business judgment for all corporate purposes. In this respect, the remaining authorized shares of Class A Common Stock, our other classes of Common Stock, and our shares of Preferred Stock may be used for various purposes, including, without limitation, raising capital, providing equity incentives to employees, officers or directors, effecting stock dividends, establishing strategic relationships with other companies and expanding our business through the acquisition of other businesses or products. We do not currently have any plans, proposals or arrangements to issue any of the newly available authorized shares that result from the Reverse Split for any purposes.

Reasons for the Reverse Split

The reasons for up listing to a National Exchange and a Reverse Split are various and wide.  However, our Board of Directors believes that none of these reasons is more important than the ability to enhance our business model of DSF and to grow shareholder value. There are numerous businesses in the United States that could fit into our DSF business model; however, our Board has found that it is difficult to effectuate M&A transactions while listed on the OTCQB.

It is our Board’s belief that Alpine 4 will grow into a larger and more diverse company with a corresponding growth in revenues if we have the focused attention and access to capital that is more available to companies trading on a national exchange.

There can be no assurances that our revenue base will increase, or that we will cause an application to be filed to list our Class A Common Stock for trading on any national exchange, or if we do so, that our application will be accepted, despite the Reverse Split. However, our Board believes that history shows that the likelihood of success is high. The market price of our Class A Common Stock is also based on factors which may be unrelated to the number of shares outstanding. These factors include performance, general economic and market conditions and other factors, many of which are beyond our control.

Our Board also has confidence that the Reverse Split and any resulting increase in the per share price of our Class A Common Stock should enhance the acceptability and marketability of our Class A Common Stock to the financial community and investing public. Many institutional investors have policies prohibiting them from holding lower-priced stocks in their portfolios, which reduces the number of potential buyers of our Class A Common Stock, although we have not been told by them that is the reason for not investing in our Class A Common Stock. Additionally, analysts at many brokerage firms are reluctant to recommend lower-priced stocks to their clients or monitor the activity of lower-priced stocks. Brokerage houses frequently have internal practices and policies that discourage individual brokers from dealing in lower-priced stocks. Further, because brokers’ commissions on lower-priced stock generally represent a higher percentage of the stock price than commissions on higher priced stock, investors in lower-priced stocks pay transaction costs which are a higher percentage of their total share value, which may limit the willingness of individual investors and institutions to purchase our Class A Common Stock. The anticipated Reverse Split is not expected to be in connection with a going private transaction.

We cannot assure you that the Board will ultimately determine to effect the Reverse Split or if effected, that the Reverse Split will have any of the desired effects described above. More specifically, we cannot assure you that the market price of our Class A Common Stock will not decrease to its pre-split level, or that our market capitalization will be equal to the market capitalization before the Reverse Split.

Potential Disadvantages of the Reverse Split

As noted above, the principal purpose of the Reverse Split would be to help increase the per share market price of our Class A Common Stock by a factor of between 1.5 and 3.5, depending on the ultimate ratio selected by our Board of Directors. We cannot assure you, however, that the Reverse Split will accomplish the market price objective for any meaningful period of time. While we expect that the reduction in the number of outstanding shares of Class A Common Stock will increase the market price of our Class A Common Stock, we cannot assure you that the Reverse Split will increase the market price of our Class A Common Stock by permanent increase in the market price of our Class A Common Stock. The price of our Class A Common Stock is dependent upon many factors, including our business and financial performance, general market conditions and prospects for future success. If the per share market price does not increase proportionately as a result of the Reverse Split, then the value of our Company as measured by our stock capitalization could be reduced.

The number of shares held by each individual stockholder would be reduced if the Reverse Split is implemented. This will increase the number of stockholders who hold less than a “round lot,” or 100 shares. This has a disadvantage inasmuch as the transaction costs to stockholders selling “odd lots” are typically higher on a per share basis. Consequently, the Reverse Split could increase the transaction costs to existing stockholders in the event they wish to sell all or a portion of their position.

Although our Board believes that the decrease in the number of shares of our Class A Common Stock outstanding as a consequence of the Reverse Split and the anticipated increase in the market price of our Class A Common Stock could encourage interest in our Class A Common Stock and possibly promote greater liquidity for our stockholders, such liquidity could also be adversely affected by the reduced number of shares outstanding after the Reverse Split.

Effecting the Reverse Split

If our Board concludes that it is in the best interests of our Company and our stockholders to effect the Reverse Split, the Amended Certificate will be filed with the Secretary of State of the State of Delaware. The actual timing of the filing of the Amended Certificate with the Secretary of State of the State of Delaware to effect the Reverse Split will be determined by our Board. In addition, if for any reason our Board deems it advisable to do so, the Reverse Split may be abandoned at any time prior to the filing of the Amended Certificate, without further action by our stockholders. The Reverse Split will be effective as of the date of filing with the Secretary of State of the State of Delaware or at such time and date as specified in the Articles of Amendment (the “Effective Time”).

Upon the filing of the Amended Certificate, without further action on our part or our stockholders, the outstanding shares of Class A Common Stock held by stockholders of record as of the Effective Time would be converted into a lesser number of shares of Class A Common Stock based on a Reverse Split ratio as determined by the Board. For example, if you presently hold 300 shares of our Class A Common Stock, you would hold 150 shares of our Class A Common Stock following the Reverse Split if the ratio is one-for-two.

Application for FINRA Approval

In order the implement the Reverse Split and the Name Change (collectively, the “Corporate Action”), the Company has made application with FINRA to process the Corporate Action. FINRA can choose not to process the Corporate Action pursuant to FINRA Rule 6490.

The written consents of the Company’s Board of Directors and of the Company shareholders approving the Corporate Action were adopted pursuant to the provisions of Sections 141 and 228 of Title 8 of the Delaware General Corporation Law (“DGCL”).

Pursuant to Rule 14c-2(b) promulgated by the SEC under the Securities Exchange Act of 1934 (the “Exchange Act”), the actions approved by the written consent of the Board of Directors and the written consents of the shareholders of the Company cannot become effective until twenty (20) days from the date of mailing of the Definitive Information Statement to our stockholders. This Information Statement shall constitute notice to our stockholders of the above Corporate Action taken by the Corporation pursuant to the Written Consents.

New Common Stock certificates will not be issued on or after the date that FINRA processes the Reverse Split (the “Effective Date”) but may be issued subsequently with respect to any certificates returned to the transfer agent upon a sale, exchange, or for any other purpose following the implementation of the Reverse Split. No fractional shares will be issued in connection with the Reverse Split. Any fractional share will be rounded up to the next whole share in such a manner that every stockholder shall own at least 1 share as a result of the Reverse Split.

The Company’s Common Stock is currently quoted the OTC Market under the symbol “ALPP.” On the Effective Date of the Reverse Split, FINRA will change our symbol from “ALPP” to “ALPPD” for a period of twenty (20) business days to indicate to the brokerage and investment community that the Reverse Split has occurred, following which our symbol will be “ALPP” once again.

Effect on Outstanding Shares, Options and Certain Other Securities

If the Reverse Split is implemented, the number of shares our Class A Common Stock owned by each stockholder will be reduced in the same proportion as the reduction in the total number of shares outstanding, such that the percentage of our Class A Common Stock owned by each stockholder will remain unchanged except for any de minimis change resulting from rounding up to the nearest number of whole shares so that we are not obligated to issue cash in lieu of any fractional shares that such stockholder would have received as a result of the Reverse Split. The number of shares of our Class A Common Stock that may be purchased upon exercise of outstanding options or other securities convertible into, or exercisable or exchangeable for, shares of our Class A Common Stock, and the exercise or conversion prices for these securities, will also be ratably adjusted in accordance with their terms as of the Effective Time.

Effect on Registration and Stock Trading

Our Class A Common Stock is currently registered under Section 12(g) of the Exchange Act, and we are subject to the periodic reporting and other requirements of the Exchange Act.  Neither the registration of our Class A Common Stock pursuant to the Exchange Act nor our reporting obligations will be affected by the Reverse Split.

Fractional Shares; Exchange of Stock Certificates

Our Board does not currently intend to issue fractional shares in connection with the Reverse Split. Therefore, we do not expect to issue certificates representing fractional shares. In lieu of any fractional shares, we will issue to stockholders of record who would otherwise hold a fractional share because the number of shares of Class A Common Stock they hold before the Reverse Split is not evenly divisible by the Reverse Split ratio that number of shares of Class A Common Stock as rounded up to the nearest whole share. For example, if a stockholder holds 150.25 shares of Class A Common Stock following the Reverse Split, that stockholder will receive a certificate representing 151 shares of Class A Common Stock. No stockholders will receive cash in lieu of fractional shares.

As of the Record Date, we had 378 holders of record of our Class A Common Stock (although we have significantly more beneficial holders). We do not expect the Reverse Split and the rounding up of fractional shares to whole shares to result in a significant reduction in the number of record holders. We presently do not intend to seek any change in our status as a reporting company for federal securities law purposes, either before or after the Reverse Split.

On or after the Effective Time, we will mail a letter of transmittal to each stockholder. Each stockholder will be able to obtain a certificate evidencing his, her or its post-Reverse Split shares only by sending VStock Transfer, as the exchange agent, the stockholder’s old stock certificate(s), together with the properly executed and completed letter of transmittal and such evidence of ownership of the shares as we may require. Stockholders will not receive certificates for post-Reverse Split shares unless and until their old certificates are surrendered. Stockholders should not forward their certificates to the exchange agent until they receive the letter of transmittal, and they should only send in their certificates with the letter of transmittal. The exchange agent will send each stockholder a new stock certificate after receipt of that stockholder’s properly completed letter of transmittal and old stock certificate(s).

Stockholders who hold shares in street name through a nominee (such as a bank or broker) will be treated in the same manner as stockholders whose shares are registered in their names, and nominees will be instructed to effect the Reverse Split for their beneficial holders. However, nominees may have different procedures and stockholders holding shares in street name should contact their nominees. Stockholders will not have to pay any service charges in connection with the exchange of their certificates.

Authorized Shares

If the Reverse Split is implemented, the Reverse Split would have no effect on the amount of the Company’s authorized stock, which would remain: 125,000,000 shares of authorized Class A Common Stock having a par value of $0.0001; 10,000,000 shares of Class B common stock; 15,000,000 shares of Class C common stock; and 5,000,000 shares of authorized Preferred Stock having a par value of $0.0001.

In accordance with our Certificate of Incorporation, as amended to date, and Delaware law, our shareholders do not have any preemptive rights to purchase or subscribe for any of our unissued or treasury shares.

Anti-Takeover and Dilutive Effects

The purpose of not reducing our authorized Class A Common Stock in connection with the Reverse Split is to facilitate our ability to raise additional capital to support our operations, not to establish any barriers to a change of control or acquisition of our Company. The shares of Class A Common Stock that are authorized but unissued provide our Board with flexibility to effect, among other transactions, public or private refinancings, acquisitions, stock dividends, stock splits and the granting of equity incentive awards. However, these authorized but unissued shares may also be used by our Board, consistent with and subject to its fiduciary duties, to deter future attempts to gain control of us or make such actions more expensive and less desirable. The Reverse Split would give our Board authority to issue additional shares from time to time without delay or further action by the stockholders except as may be required by applicable law or the rules of the Exchanges. The Reverse Split is not being recommended in response to any specific effort of which we are aware to obtain control of us, nor does our Board have any present intent to use the authorized but unissued Common Stock to impede a takeover attempt. There are no current plans or proposals to adopt other provisions or enter into any arrangements that have material anti-takeover effects.

In addition, the issuance of additional shares of Class A Common Stock for any of the corporate purposes listed above could have a dilutive effect on earnings per share and the book or market value of our outstanding Class A Common Stock, depending on the circumstances, and would likely dilute a stockholder’s percentage voting power in us. Holders of our Class A Common Stock are not entitled to preemptive rights or other protections against dilution. Our Board intends to take these factors into account before authorizing any new issuance of shares.

Accounting Consequences

As of the Effective Time, the stated capital attributable to Class A Common Stock on our balance sheet will be lowered and additional paid in capital will be increased by the effect of the Reverse Split. Reported per share net income or loss will be higher because there will be fewer shares of our Class A Common Stock outstanding.

Federal Income Tax Consequences

The following summary describes certain material U.S. federal income tax consequences of the Reverse Split to holders of our Class A Common Stock. This summary addresses the tax consequences only to a beneficial owner of our Class A Common Stock that is a citizen or individual resident of the United States, a corporation organized in or under the laws of the United States or any state thereof or the District of Columbia or otherwise subject to U.S. federal income taxation on a net income basis in respect of our Common Stock (a “U.S. holder”). This summary does not address all of the tax consequences that may be relevant to any particular stockholder, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of taxpayers or that are generally assumed to be known by investors. This summary also does not address the tax consequences to persons that may be subject to special treatment under U.S. federal income tax law or persons that do not hold our Class A Common Stock as “capital assets” (generally, property held for investment). This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, U.S. Treasury regulations, administrative rulings and judicial authority, all as in effect as of the date hereof. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of the Reverse Split. All shareholders are urged to consult with their own tax advisors with respect to the tax consequences of the Reverse Split.

No gain or loss should be recognized by a shareholder upon the exchange of pre-Reverse Split shares for post-Reverse Split shares. The aggregate tax basis of the post-Reverse Split shares will be the same as the aggregate tax basis of the pre-Reverse Split shares exchanged in the Reverse Split. A shareholder’s holding period in the post-Reverse Split shares will include the period during which the shareholder held the pre-Reverse Split shares exchanged in the Reverse Split.

The tax treatment of a shareholder may vary depending upon the particular facts and circumstances of such shareholder. Each shareholder is urged to consult with such shareholder’s own tax advisor with respect to the tax consequences of the Reverse Split.

NAME CHANGE

Additionally, when effective, the Amended Certificate will amend our Certificate of Incorporation to effect the Name Change.

Purpose of the Name Change

As the Company has grown and progressed through acquisitions of our subsidiaries, the Company’s focus has broadened beyond that of a technology company. As such, the Company’s Board of Directors believes that changing the name of the Company will more accurately describes the Company’s plans and services, as well as identifying the Company as the parent and holding company.  Our corporate strategy will continue with our acquisition and holding strategy of existing companies with revenues and positive cash flow.  For these reasons, we have proposed to change our name to “Alpine 4 Holdings, Inc.”  Under Delaware law, the Name Change requires an amendment to our corporate charter.

Our new name will become effective upon the filing of the Amended Certificate with the Delaware Secretary of State. The change in corporate name will not affect the validity or transferability of stock certificates presently outstanding. Shareholders should keep the certificates they now hold, which will continue to be valid, and should not send them to us or our transfer agent.

Our common stock is currently quoted on the Over-the-Counter Bulletin Board, and pursuant to Rule 10b-17 of the Securities Exchange Act of 1934 the Name Change will require approval by FINRA in order for it to be recognized for trading purposes. We expect to receive FINRA’s approval for the Name Change prior to the effective date, although there can be no guarantee that FINRA will approve the Name Change prior to the effective date. The Name Change will result in a change in our CUSIP number, although we do not plan to seek a change in our trading symbol. We will provide definitive information on the effective date and time of the Name Change in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission prior to the effective date of the Name Change.

Interests of Certain Persons in Matters to be Acted Upon

Except as disclosed elsewhere in this Information Statement, none of the following persons has any substantial interest, direct or indirect, by security holdings or otherwise in any matter to be acted upon:

●	any director or officer of our Company,
●	any proposed nominee for election as a director of our Company, and
●	any associate or affiliate of any of the foregoing persons.

The stockholdings of our directors and officers are listed below in the section entitled “Security Ownership of Certain Beneficial Owners and Management.”

Voting Securities and Principal Holders Thereof

The record date (the “Record Date”) for the vote on the Amended Certificate, the Reverse Split, and the Name Change was December 10, 2020.  As of the Record Date, we had authorized capital stock of 125,000,000 shares of our Class A Common Stock, $0.0001 par value; 10,000,000 shares of our Class B Common Stock, $0.0001 par value; and 15,000,000 shares of our Class C Common Stock, $0.0001 par value.  As of the Record Date, there were 124,914,142 shares of Class A common stock issued and outstanding; 9,023,088 shares of Class B common stock issued and outstanding; and 11,572,267 shares of Class C common stock issued and outstanding.  Additionally, there were 5 shares of our Series B Preferred Stock outstanding, held by members of the Company’s Board of Directors.

On the Record Date, the holders of the Series B Preferred Stock, collectively holding approximately 78.53% of the total voting power of the Company, voted to approve the Amended Certificate, the Reverse Split, and the Name Change. As reflected below, all of the shares of Series B Preferred Stock together have voting power equal to 200% of the total voting power of all other Classes or series of outstanding shares, and each share of Series B Preferred Stock has a fractional portion of that aggregate vote.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth certain information regarding beneficial ownership of Alpine 4 Class A, Class B, and Class C common stock as of December 11, 2020, (i) by each person (or group of affiliated persons) who owns beneficially more than five percent of the outstanding shares of common stock, (ii) by each director and executive officer of Alpine 4, and (iii) by all of the directors and executive officers of Alpine 4 as a group.  The percentages are based on the following figures:

•124,914,142 shares of Class A common stock;

•9,023,088 shares of Class B common stock;

•14,147,267 shares of Class C common stock; and

•5 shares of Series B Preferred stock.

Except as otherwise noted, the persons named in the table have sole voting and dispositive power with respect to all shares beneficially owned, subject to community property laws where applicable.

Name and Address of beneficial owner (1); Class of Securities	Title/Class of Security	Number of Shares	Beneficial Ownership of Shares Listed	Votes	Total Voting Power (2)
Kent B. Wilson, Chief Executive Officer, Director (3)	CLASS A	2,016,890	1.61%	2,016,890
	CLASS B	3,285,449	36.41%	32,854,490
	CLASS C	1,290,169	9.12%	6,450,845
	B Preferred	2	40.00%	228,705,086
Total Votes				270,027,311	31.48%

Scott Edwards, Director (4)	CLASS A	252,000	0.20%	252,000
	CLASS B	350,000	3.88%	3,500,000
	CLASS C	600,200	4.24%	3,001,000
	B Preferred	1	20.00%	114,352,543
Total Votes				121,105,543	14.12%

Charles Winters, Director (5)	CLASS A	709,800	0.57%	709,800
	CLASS B	1,300,000	14.41%	13,000,000
	CLASS C	675,000	4.77%	3,375,000
	B Preferred	1	20.00%	114,352,543
Total Votes				131,437,343	15.33%

Ian Kantrowitz, Director (6)	CLASS A	847,371	0.68%	847,371
	CLASS B	1,499,429	16.62%	14,994,290
	CLASS C	1,009,738	7.14%	3,173,690
	B Preferred	1	20.00%	114,352,543
Total Votes				135,242,894	15.77%

Jeff Hail Chief Operating Officer (7)	CLASS A	541,000	0.43%	541,000
	CLASS B	1,124,211	12.46%	11,242,110
	CLASS C	788,000	5.57%	3,940,000
Total Votes				15,723,110	1.83%

As a Group	CLASS A	4,367,061	3.50%	4,367,061
5 PEOPLE	CLASS B	7,559,089	83.77%	75,590,890
	CLASS C	4,363,107	30.84%	21,815,535
	B Preferred	5	100.00%	571,762,714
Total Votes				673,536,200	78.53%

(1)	Except as otherwise indicated, the address of the stockholder is: Alpine 4 Technologies Ltd., 2525 E Arizona Biltmore Cir, Suite 237, Phoenix AZ 85016.

(2)

The Voting Power column includes the effect of shares of Class B Common Stock, Class C Common Stock, and Series B Preferred Stock held by the named individuals, as indicated in the footnotes below. Each share of Class B common stock has 10 votes.  Each share of Class C Common Stock has 5 votes. Collectively, all of the shares of Series B Preferred have voting power equal to 200% of the total voting power of all other Classes or series of outstanding shares. Each Series B Preferred share has a fractional portion of that aggregate vote.  The total voting power for each person is also explained in the footnotes below.

(3)

Mr. Wilson owned as of the Record Date 2,016,890 shares of Class A common stock; 3,285,449 shares of Class B Common Stock; 1,290,169 shares of Class C Common Stock, and 2 shares of Series B Preferred Stock, which represent an aggregate of 270,027,311 votes, or approximately 31.48% of the total voting power.

(4)

Mr. Edwards owned as of the Record Date 252,000 shares of Class A Common Stock; 350,000 shares of Class B Common Stock; 600,200 shares of Class C Common Stock, and 1 share of Series B Preferred Stock, which represent an aggregate of 121,105,543 votes, or approximately 14.12% of the voting power.

(5)

Mr. Winters owned as of the Record Date 709,800 shares of Class A Common Stock; 1,300,000 shares of Class B Common Stock; 675,000 shares of Class C Common Stock, and 1 share of Series B Preferred Stock, which represent an aggregate of 131,437,343 votes, or approximately 15.33% of the voting power.

(6)

Mr. Kantrowitz owned as of the Record Date 847,371 shares of Class A Common Stock; 1,499,429 shares of Class B Common Stock; 1,009,738 shares of Class C Common Stock, and 1 share of Series B Preferred Stock, which represent an aggregate of 135,242,894 votes, or approximately 15.77% of the voting power.

(7)

Mr. Hail owned as of the Record Date 541,000 shares of Class A Common Stock; 1,124,211 shares of Class B Common Stock; and 788,000 shares of Class C Common Stock, which represent an aggregate of 15,723,110 votes, or approximately 1.83% of the voting power.

Amendment of Charter

As discussed above, through the filing of the Amended Certificate, the Company’s Certificate of Incorporation, as amended to date, will be amended to reflect the Reverse Split and the Name Change.

Voting Procedures

Pursuant to Delaware corporate law, amendment to the Company’s Certificate of Incorporation requires the approval of the Company’s Board of Directors, together with a recommendation to the Company’s shareholders of approval of the amendment, as well as the approval by the holders of a majority of the shares of the Company entitled to vote thereon.  The Company’s Certificate of Incorporation does not impose any additional requirements or higher approval percentages.

As noted above, on November 27, 2020, the Company’s Board of Directors approved the Amended Certificate, the Reverse Split, and the Name Change, and recommended them to the shareholders of the Company.  On December 11, 2020, the holders of the Series B Preferred Stock, which collectively have voting rights equal to 200% of the voting power of the other equity securities of the Company, held by five individuals, voted to approve the Amended Certificate, the Reverse Split, and the Name Change.

No dissenter’s rights

Under Delaware law stockholders are not entitled to dissenter’s rights of appraisal with respect to the Reverse Split or the Name Change.

How the Amendment Will Be Enacted

The Reverse Split and the Name Change will be effected by the filing of the Amended Certificate with the Secretary of State of Delaware. The Amended Certificate will specify the effective date of January ____, 2021 (the “Effective Date”), which is 20 days after this information statement will be first mailed or otherwise provided to our stockholders.

The Share Increase and the Name Change will occur on the Effective Date without any further action on the part of our stockholders.

WHERE YOU CAN FIND MORE INFORMATION

Alpine 4 files public reports and other information with the SEC. You may read and copy any of this information at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or 202-942-8090 for further information on the public reference room. The SEC also maintains an Internet website that contains reports, proxy statements and other information regarding issuers, including Alpine 4, which files electronically with the SEC. The address of that site is www.sec.gov.

You can obtain any of Alpine 4’s SEC filings from the SEC, through the SEC’s website at www.sec.gov, or from Alpine 4, by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

By Mail:

Alpine 4 Technologies Ltd.

2525 E Arizona Biltmore Cir, Suite 237

Phoenix AZ 85016

Telephone: 480-702-2431

These documents are available from Alpine 4 without charge. You can also find information about Alpine 4 at its Internet website at www.alpine4.com. Information contained on the website does not constitute part of this Information Statement.

By Order of the Board of Directors,

ALPINE 4 TECHNOLOGIES LTD.

Phoenix, Arizona/s/ Kent B. Wilson

January ___, 2021CEO / President

Appendix A

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

ALPINE 4 TECHNOLOGIES LTD.

ALPINE 4 TECHNOLOGIES LTD., a corporation organized and existing under, and by virtue of, the General Corporation Law of the State of Delaware, hereby certifies that:

FIRST: The name of the Corporation is Alpine 4 Technologies Ltd. (the “Corporation”).

SECOND: The Corporation was originally incorporated under the name “ALPINE 4 INC.,” and the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on April 22, 2014.

THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions on November 27, 2020, amending the Corporation’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), to replace ARTICLE I with the following language:

ARTICLE I:  The name of the corporation is: Alpine 4 Holdings, Inc

FOURTH: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions on November 27, 2020, amending the Corporation’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), to replace Section 1 of ARTICLE IV with the following language, and to add the new Section 2 below:

Section 1.  Authorized Shares. This Corporation is authorized to issue ONE HUNDRED TWENTY-FIVE MILLION (125,000,000) shares of Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), TEN MILLION (10,000,000) shares of Class B Common Stock, par value $0.0001 per share (the “Class B Common Stock”), FIFTEEN MILLION (15,000,000) shares of Class C Common Stock, par value $0.0001 per share (the “Class C Common Stock,” and together with the Class A Common Stock and the Class B Common Stock, the “Common Stock”), and FIVE MILLION (5,000,000) shares of Preferred Stock, par value $0.0001 per share. The number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding shares of the Corporation, voting together as a single class.

Section 2.   Reverse Stock Split. Effective immediately upon the filing of this Certificate of Amendment of Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), each [                ] ([                ]) shares of Class A Common Stock then issued and outstanding, or held in the treasury of this corporation, immediately prior to the Effective Time, shall automatically be reclassified and converted into one (1) share of Class A Common Stock, without any further action by this corporation or the respective holders of such shares (the “Reverse Stock Split”). No fractional shares shall be issued in connection with the Reverse Stock Split. A holder of Class A Common Stock who would otherwise be entitled to receive a fractional share as a result of the Reverse Stock Split will receive one whole share of Class A Common Stock in lieu of such fractional share.”

FIFTH: Also pursuant to a resolution of the Board of Directors, thereafter this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted by the stockholders of the Corporation acting by written consent on December 11, 2020, in accordance with the provisions of Sections 211 and 242 of the General Corporation Law of the State of Delaware.

SIXTH: All other provisions of the Amended and Restated Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, ALPINE 4 TECHNOLOGIES LTD. has caused this Certificate of Amendment to be signed by its Chief Executive Officer this ___ day of January, 2021.

ALPINE 4 TECHNOLOGIES LTD.

By:   /s/ Kent B. Wilson

Kent B. Wilson

Chief Executive Officer